UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 12)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  July 7, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER


                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337  Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337  Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   56,195,337 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   56,195,337 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         56,195,337  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008 (the "Trust")

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                                   147,390,600 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                        147,390,600 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         147,390,600 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.9% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C. ("Fundacion Telmex")

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                                   17,000,000 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                        17,000,000 Shares (See Items 5(a) and 5(b))

                              10   SHARED DISPOSITIVE POWER

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,000,000 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     Security and Issuer.
------      -------------------

            This Amendment No. 12 (the "Twelfth Amendment") amends the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 24, 2003 (the "Schedule 13D"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Twelfth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.     Identity and Background.
-------     ------------------------

            Updated lists of the names, addresses, occupations and citizenship of the Slim Family and the executive officers and directors of each of CGT, GFI, Telmex and Fundacion Telmex are set forth in Schedule I attached hereto.

Item 3.     Source and Amount of Funds or Other Consideration.
------      -------------------------------------------------

            No Shares were purchased by the Reporting Persons since Amendment No. 11 to the Schedule 13D was filed with the Commission on June 28, 2004.

Item 5.     Interest in Securities of the Issuer.
------      ------------------------------------

       (a) The Reporting Persons have the following direct interests in Shares (as described in Amendment No. 2 to the Schedule 13D filed with the Commission on December 12, 2003, all Shares held by the Reporting Persons are held in the form of CPOs):

                                                     Shares(1)
                                      -------------------------------------
                                           Number           % of Class
                                      ----------------   ------------------


GFI...................................   56,195,337            3.0
Trust(2)..............................  147,390,600            7.9
Fundacion Telmex(3)...................   17,000,000            0.9

(1)    Based upon 1,865,054,114 Shares outstanding as of June 28, 2004.

(2) The Slim Family, CGT and Telmex disclaim beneficial ownership of Shares beneficially owned by the Trust.

(3) The Slim Family, CGT and Telmex disclaim beneficial ownership of Shares beneficially owned by Fundacion Telmex.

       (b) Because the Slim Family may be deemed to control, directly or indirectly, ech of CGT, Telmex and GFI, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust and Fundacion Telmex). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the Shares owned by the Reporting Persons.

       (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

       (d) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex and GFI, the Slim Family may be deemed to have the right to receive, or the power to direct the receipt of dividends from, or the proceeds of the sale of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust and Fundacion Telmex). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, Shares owned by the Reporting Persons.



* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          July 13, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

           All of the individuals listed below are citizens of Mexico.




                                 THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico

Name                                     Principal Occupation
----                                     --------------------

Carlos Slim Helu                         Chairman Emeritus of the Board of Telefonos de Mexico, S.A. de C.V.,
                                         Chairman Emeritus of the Board of America Movil, S.A. de C.V., Chairman
                                         Emeritus of the Board of Carso Global Telecom, S.A. de C.V. and Chairman
                                         Emeritus of the Board of America Telecom, S.A. de C.V.

Carlos Slim Domit                        Chairman of the Board of Telefonos de Mexico, S.A. de C.V., Chairman of the
                                         Board of Grupo Carso, S.A. de C.V. and President of Grupo Sanborns, S.A. de
                                         C.V.

Marco Antonio Slim Domit                 Chairman of the Board of Grupo Financiero Inbursa, S.A. de C.V.

Patrick Slim Domit                       Chairman of the Board of America Movil, S.A. de C.V., Chairman of the Board
                                         of America Telecom, S.A. de C.V. and Vice President of Commercial Markets
                                         of Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit                 President of Museo Soumaya

Vanessa Paola Slim Domit                 Private Investor

Johanna Monique Slim Domit               Private Investor

                                    GRUPO FINANCIERO INBURSA, S.A. de C.V.
                  Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V., Chairman Emeritus of the Board
                                                                of America Movil, S.A. de C.V., Chairman Emeritus of
                                                                the Board of Carso Global Telecom, S.A. de C.V. and
                                                                Chairman Emeritus of the Board of America Telecom,
                                                                S.A. de C.V.

Marco Antonio Slim Domit                                        Chairman of the Board of Grupo Financiero Inbursa,
(Chairman)                                                      S.A. de C.V.

Eduardo Valdes Acra                                             Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman)                                                 de C.V., Casa de Bolsa, Grupo Financiero Inbursa

Agustin Franco Macias (Director)                                Chairman of the Board of Cryoinfra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of the Board of Telefonos de Mexico,
                                                                S.A. de C.V.

David Ibarra Munoz (Director)                                   Independent Economist

Jose Kuri Harfush (Director)                                    President of Janel, S.A. de C.V.

Executive Officers

Marco Antonio Slim Domit (President)                            President of Grupo Financiero Inbursa, S.A. de C.V.


                                      CARSO GLOBAL TELECOM, S.A. de C.V.
                   Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------

Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V., Chairman Emeritus of the Board
                                                                of America Movil, S.A. de C.V., Chairman Emeritus
                                                                the Board of Carso Global Telecom, S.A. de C.V. and
                                                                Chairman Emeritus of the Board of America Telecom,
                                                                S.A. de C.V.

Jaime Chico Pardo (Vice Chairman)                               President of Telefonos de Mexico, S.A. de C.V. and
                                                                Vice President of Carso Global Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

C.P. Humberto Gutierrez                                         General Director of Grupo Carso, S.A. de C.V.
Olvera Zubizarreta (Director)

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.
                                                                and Chairman of the Board of Sanborns Hermanos S.A.

Carlos Slim Domit (Chairman)                                    Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., Chairman of the Board of Grupo Carso, S.A.
                                                                de C.V. and President of Grupo Sanborns, S.A. de C.V.

Executive Officers

Armando Ibanez (Chief Financial Officer)                        Chief Financial Officer of Carso Global Telecom,
                                                                S.A. de C.V.



                                            FUNDACION TELMEX, A.C.
              Vizcainas No. 16, Colonia Centro, Delegacion Cuauhtemoc, 06080 Mexico, D.F. Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------

Directors
Carlos Slim Helu (Chairman)                                     Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V., Chairman Emeritus of the Board
                                                                of America Movil, S.A. de C.V., Chairman Emeritus
                                                                the Board of Carso Global Telecom, S.A. de C.V. and
                                                                Chairman Emeritus of the Board of America Telecom,
                                                                S.A. de C.V.

Jaime Chico Pardo (Director)                                    President of Telefonos de Mexico, S.A. de C.V.

Arturo Elias Ayub (Director)                                    Executive Officer of Telefonos de Mexico, S.A. de
                                                                C.V.

Adolfo Cerezo Perez (Director)                                  Chief Financial Officer of Telefonos de Mexico, S.A.
                                                                de C.V.

Mario Cobo Trujillo (Director)                                  Executive Officer of Telefonos de Mexico, S.A. de
                                                                C.V.

Sergio Rodriguez Molleda (Director)                             Counsel, Telefonos de Mexico, S.A. de C.V.


                                    TELEFONOS DE MEXICO, S.A. DE C.V.

                        Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., Mexico



Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman Emeritus of the Board of Telefonos de
                                                                Mexico, S.A. de C.V., Chairman Emeritus of the Board
                                                                of America Movil, S.A. de C.V., Chairman Emeritus
                                                                the Board of Carso Global Telecom, S.A. de C.V. and
                                                                Chairman Emeritus of the Board of America Telecom,
                                                                S.A. de C.V.

Carlos Slim Domit (Chairman; Member of the Executive            Chairman of the Board of Telefonos de Mexico, S.A.
Committee)                                                      de C.V., Chairman of the Board of Grupo Carso, S.A.
                                                                de C.V. and President of Grupo Sanborns, S.A. de C.V.

Jaime Chico Pardo (Vice Chairman; Member of the Executive       President of Telefonos de Mexico, S.A. de C.V.
Committee)

Emilio Azcarraga Jean (Director)                                President of Grupo Televisa, S.A. de C.V.

Antonio Cosio Arino (Director; Alternate Member of the          General manager of Cia Industrial de Tepeji del Rio,
Executive Committee)                                            S.A. de C.V.

Amparo Espinosa Rugarcia (Director)                             President of the Center for Women's Studies in
                                                                Mexico City

Elmer Franco Macias (Director)                                  President and Director of Grupo Infra, S.A. de C.V.

Angel Losada Moreno (Director)                                  Chief Executive Officer of Grupo Gigante, S.A. de
                                                                C.V.

Romulo O'Farrill Jr. (Director)                                 Chairman of the Board and General Manager of
                                                                Novedades Editores, S.A. de C.V.

Juan Antonio Perez Simon (Vice Chairman; Member of the          Chairman of the Board of Directors and Member of the
Executive Committee)                                            Executive Committee of Sanborns Hermanos, S.A., and
                                                                member of the Board of Directors of America Telecom

Fernando Senderos Mestre (Director)                             Chairman of the Board and Chief Executive Officer of
                                                                Desc, S.A. de C.V.

Marco Antonio Slim Domit (Director; Alternate Member of the     Chairman of the Board of Grupo Financiero Inbursa,
Executive Committee)                                            S.A. de C.V.

James W. Callaway (Director)                                    Group president of SBC Communications, Inc.,
                                                                International Operations

Richard P. Resnick (Director; Member of the Executive           President of SBC International Management Services,
Committee)                                                      Inc.

Robert L. Henrichs (Director; Alternate Member of the           Director of Finance, SBC International Management
Executive Committee)                                            Services, Inc.

Rafael Kalach Mizrahi (Director)                                Chairman and Chief Executive Officer of Grupo
                                                                Kaltex, S.A. de C.V.

Ricardo Martin Bringas (Director)                               Chief Executive Officer of Organizacion Soriana,
                                                                S.A. de C.V.

Executive Officers

Jaime Chico Pardo                                               Chief Executive Officer

Adolfo Cerezo Perez                                             Chief Financial Officer

                                   SCHEDULE II

     Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

                      Type of                       Number of    Price per Share
Reporting Person    Transaction      Trade Date      Shares      Mexican Pesos

      GFI               Sale       June 23, 2004           13        3.61
      GFI               Sale       June 23, 2004        6,400        3.61
      GFI               Sale       June 23, 2004       93,600        3.61
      GFI               Sale       June 23, 2004       50,000        3.62
      GFI               Sale       June 23, 2004       26,000        3.63
      GFI               Sale       June 23, 2004       24,000        3.63
      GFI               Sale       June 23, 2004       47,500        3.64
      GFI               Sale       June 23, 2004       11,700        3.64
      GFI               Sale       June 23, 2004       19,000        3.64
      GFI               Sale       June 23, 2004       19,300        3.64
      GFI               Sale       June 23, 2004       17,700        3.64
      GFI               Sale       June 23, 2004        8,000        3.64
      GFI               Sale       June 23, 2004       24,300        3.64
      GFI               Sale       June 23, 2004          100        3.66
      GFI               Sale       June 23, 2004          500        3.65
      GFI               Sale       June 23, 2004       25,700        3.64
      GFI               Sale       June 23, 2004      100,000        3.64
      GFI               Sale       June 23, 2004       13,400        3.64
      GFI               Sale       June 23, 2004       30,000        3.63
      GFI               Sale       June 23, 2004      100,000        3.63
      GFI               Sale       June 23, 2004          100        3.63
      GFI               Sale       June 23, 2004       28,200        3.63
      GFI               Sale       June 23, 2004        2,000        3.63
      GFI               Sale       June 23, 2004          800        3.63
      GFI               Sale       June 23, 2004      100,000        3.63
      GFI               Sale       June 23, 2004       15,000        3.63
      GFI               Sale       June 23, 2004       34,200        3.62
     Trust              Sale       June 23, 2004       12,200        3.62
     Trust              Sale       June 23, 2004       15,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004       17,800        3.62
     Trust              Sale       June 23, 2004       50,000        3.64
     Trust              Sale       June 23, 2004       50,000        3.64
     Trust              Sale       June 23, 2004       50,000        3.64
     Trust              Sale       June 23, 2004       60,000        3.64
     Trust              Sale       June 23, 2004       60,000        3.64
     Trust              Sale       June 23, 2004       26,000        3.64
     Trust              Sale       June 23, 2004        4,000        3.64
     Trust              Sale       June 23, 2004       40,300        3.64
     Trust              Sale       June 23, 2004        1,000        3.64
     Trust              Sale       June 23, 2004        8,700        3.64
     Trust              Sale       June 23, 2004        6,200        3.64
     Trust              Sale       June 23, 2004       30,000        3.64
     Trust              Sale       June 23, 2004        1,600        3.62
     Trust              Sale       June 23, 2004       12,000        3.62
     Trust              Sale       June 23, 2004          200        3.62
     Trust              Sale       June 23, 2004       99,800        3.62
     Trust              Sale       June 23, 2004          200        3.62
     Trust              Sale       June 23, 2004      109,700        3.62
     Trust              Sale       June 23, 2004       40,300        3.62
     Trust              Sale       June 23, 2004      154,700        3.63
     Trust              Sale       June 23, 2004       12,000        3.63
     Trust              Sale       June 23, 2004        6,000        3.63
     Trust              Sale       June 23, 2004          900        3.62
     Trust              Sale       June 23, 2004        6,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004          400        3.62
     Trust              Sale       June 23, 2004       25,000        3.63
     Trust              Sale       June 23, 2004        4,600        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004       15,400        3.62
     Trust              Sale       June 23, 2004       25,000        3.62
     Trust              Sale       June 23, 2004       25,000        3.62
     Trust              Sale       June 23, 2004       15,000        3.62
     Trust              Sale       June 23, 2004       20,000        3.62
     Trust              Sale       June 23, 2004        3,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004        7,000        3.62
     Trust              Sale       June 23, 2004       18,000        3.62
     Trust              Sale       June 23, 2004       30,000        3.62
     Trust              Sale       June 23, 2004        2,000        3.62
     Trust              Sale       June 23, 2004       23,000        3.62
     Trust              Sale       June 23, 2004       25,000        3.62
     Trust              Sale       June 23, 2004        5,000        3.62
     Trust              Sale       June 23, 2004       47,000        3.62
      GFI               Sale       June 24, 2004       25,000        3.63
      GFI               Sale       June 24, 2004       27,000        3.63
      GFI               Sale       June 24, 2004       13,000        3.64
      GFI               Sale       June 24, 2004       37,000        3.64
      GFI               Sale       June 24, 2004       50,000        3.64
      GFI               Sale       June 24, 2004       50,000        3.64
      GFI               Sale       June 24, 2004       31,600        3.63
      GFI               Sale       June 24, 2004       18,400        3.63
      GFI               Sale       June 24, 2004       50,000        3.62
      GFI               Sale       June 24, 2004       85,300        3.61
      GFI               Sale       June 24, 2004      114,700        3.61
      GFI               Sale       June 24, 2004        7,000        3.62
      GFI               Sale       June 24, 2004        9,000        3.62
      GFI               Sale       June 24, 2004       34,000        3.62
      GFI               Sale       June 24, 2004       19,000        3.63
      GFI               Sale       June 24, 2004       20,000        3.63
      GFI               Sale       June 24, 2004       11,000        3.63
      GFI               Sale       June 24, 2004       29,000        3.63
      GFI               Sale       June 24, 2004       15,000        3.63
      GFI               Sale       June 24, 2004        6,000        3.63
      GFI               Sale       June 24, 2004       50,000        3.63
      GFI               Sale       June 24, 2004       44,000        3.63
      GFI               Sale       June 24, 2004        5,800        3.63
      GFI               Sale       June 24, 2004          200        3.63
      GFI               Sale       June 24, 2004        2,000        3.62
      GFI               Sale       June 24, 2004      198,000        3.62
      GFI               Sale       June 24, 2004      130,000        3.62
      GFI               Sale       June 24, 2004       55,000        3.62
      GFI               Sale       June 24, 2004          300        3.62
      GFI               Sale       June 24, 2004       14,700        3.62
      GFI               Sale       June 24, 2004       18,800        3.62
      GFI               Sale       June 24, 2004       50,000        3.62
      GFI               Sale       June 24, 2004       31,200        3.62
      GFI               Sale       June 24, 2004       68,800        3.62
      GFI               Sale       June 24, 2004      131,200        3.62
      GFI               Sale       June 24, 2004       20,000        3.60
      GFI               Sale       June 24, 2004      180,000        3.60
      GFI               Sale       June 25, 2004       22,100        3.60
      GFI               Sale       June 25, 2004        2,000        3.60
      GFI               Sale       June 25, 2004       75,900        3.60
      GFI               Sale       June 25, 2004        1,000        3.61
      GFI               Sale       June 25, 2004       49,000        3.61
      GFI               Sale       June 25, 2004       50,000        3.62
      GFI               Sale       June 25, 2004       45,400        3.62
      GFI               Sale       June 25, 2004        4,600        3.62
      GFI               Sale       June 25, 2004       47,900        3.62
      GFI               Sale       June 25, 2004        2,100        3.62
      GFI               Sale       June 25, 2004       47,900        3.62
      GFI               Sale       June 25, 2004       50,000        3.62
      GFI               Sale       June 25, 2004        2,100        3.62
      GFI               Sale       June 25, 2004       50,000        3.63
      GFI               Sale       June 25, 2004       33,300        3.63
      GFI               Sale       June 25, 2004       16,700        3.63
      GFI               Sale       June 25, 2004       62,700        3.62
      GFI               Sale       June 25, 2004       50,000        3.62
      GFI               Sale       June 25, 2004       27,000        3.62
      GFI               Sale       June 25, 2004       60,300        3.62
      GFI               Sale       June 25, 2004       15,900        3.63
      GFI               Sale       June 25, 2004       20,000        3.63
      GFI               Sale       June 25, 2004       14,100        3.63
      GFI               Sale       June 25, 2004       50,000        3.63
      GFI               Sale       June 25, 2004       27,500        3.63
      GFI               Sale       June 25, 2004        1,000        3.63
      GFI               Sale       June 25, 2004       25,800        3.62
      GFI               Sale       June 25, 2004       45,700        3.62
      GFI               Sale       June 28, 2004       30,000        3.63
      GFI               Sale       June 28, 2004       20,000        3.63
      GFI               Sale       June 28, 2004       50,000        3.63
      GFI               Sale       June 28, 2004       31,100        3.63
      GFI               Sale       June 28, 2004        3,000        3.63
      GFI               Sale       June 28, 2004       50,000        3.63
      GFI               Sale       June 28, 2004        7,000        3.63
      GFI               Sale       June 28, 2004          200        3.63
      GFI               Sale       June 28, 2004        2,000        3.63
      GFI               Sale       June 28, 2004        6,700        3.63
      GFI               Sale       June 28, 2004       30,000        3.56
      GFI               Sale       June 28, 2004       70,000        3.56
      GFI               Sale       June 28, 2004       37,300        3.55
      GFI               Sale       June 28, 2004       10,000        3.55
      GFI               Sale       June 28, 2004       52,700        3.55
      GFI               Sale       June 28, 2004        4,200        3.59
      GFI               Sale       June 28, 2004          500        3.59
      GFI               Sale       June 28, 2004        1,100        3.55
      GFI               Sale       June 28, 2004       50,000        3.55
      GFI               Sale       June 28, 2004       48,900        3.55
      GFI               Sale       June 28, 2004      100,000        3.55
      GFI               Sale       June 28, 2004       19,500        3.55
      GFI               Sale       June 28, 2004          100        3.55
      GFI               Sale       June 28, 2004       80,400        3.55
     Trust              Sale       June 29, 2004       42,100        3.53
     Trust              Sale       June 29, 2004        7,900        3.53
     Trust              Sale       June 29, 2004       21,300        3.52
     Trust              Sale       June 29, 2004       20,000        3.51
     Trust              Sale       June 29, 2004       29,000        3.51
     Trust              Sale       June 29, 2004       25,000        3.51
     Trust              Sale       June 29, 2004        4,700        3.51
     Trust              Sale       June 29, 2004       50,000        3.51
     Trust              Sale       June 29, 2004       85,300        3.51
     Trust              Sale       June 29, 2004      175,100        3.50
     Trust              Sale       June 29, 2004       10,000        3.50
     Trust              Sale       June 29, 2004       10,000        3.50
     Trust              Sale       June 29, 2004       10,000        3.50
     Trust              Sale       June 29, 2004        9,600        3.50
     Trust              Sale       June 29, 2004      137,900        3.46
     Trust              Sale       June 29, 2004       10,000        3.46
     Trust              Sale       June 29, 2004        7,000        3.46
     Trust              Sale       June 29, 2004       28,500        3.46
     Trust              Sale       June 29, 2004          200        3.46
     Trust              Sale       June 29, 2004       16,400        3.46
     Trust              Sale       June 29, 2004       55,000        3.47
     Trust              Sale       June 29, 2004       45,000        3.47
     Trust              Sale       June 29, 2004       17,400        3.48
     Trust              Sale       June 29, 2004       55,000        3.48
     Trust              Sale       June 29, 2004       27,600        3.48
     Trust              Sale       June 29, 2004       72,400        3.48
     Trust              Sale       June 29, 2004       50,000        3.48
     Trust              Sale       June 29, 2004       25,000        3.48
     Trust              Sale       June 29, 2004       52,600        3.48
     Trust              Sale       June 29, 2004       97,400        3.48
     Trust              Sale       June 29, 2004       20,000        3.48
     Trust              Sale       June 29, 2004       40,000        3.48
     Trust              Sale       June 29, 2004       10,000        3.48
     Trust              Sale       June 29, 2004        5,200        3.46
     Trust              Sale       June 29, 2004      100,000        3.46
     Trust              Sale       June 29, 2004       50,000        3.46
     Trust              Sale       June 29, 2004       32,000        3.46
     Trust              Sale       June 29, 2004       45,400        3.46
     Trust              Sale       June 29, 2004       30,000        3.47
     Trust              Sale       June 29, 2004        3,000        3.47
     Trust              Sale       June 29, 2004      109,600        3.46
     Trust              Sale       June 29, 2004       10,000        3.46
     Trust              Sale       June 29, 2004       25,000        3.46
     Trust              Sale       June 29, 2004       20,000        3.46
     Trust              Sale       June 29, 2004       30,000        3.46
     Trust              Sale       June 29, 2004        5,400        3.46
     Trust              Sale       June 29, 2004       24,600        3.46
     Trust              Sale       June 29, 2004       42,400        3.46
     Trust              Sale       June 29, 2004       12,600        3.46
     Trust              Sale       June 29, 2004       50,000        3.46
     Trust              Sale       June 29, 2004       37,400        3.46
     Trust              Sale       June 29, 2004       15,400        3.47
     Trust              Sale       June 29, 2004       30,000        3.47
     Trust              Sale       June 29, 2004       25,000        3.47
     Trust              Sale       June 29, 2004       25,000        3.47
     Trust              Sale       June 29, 2004        4,600        3.47
     Trust              Sale       June 29, 2004        5,400        3.50
     Trust              Sale       June 29, 2004       30,000        3.50
     Trust              Sale       June 29, 2004       75,000        3.50
     Trust              Sale       June 29, 2004        5,000        3.50
     Trust              Sale       June 29, 2004       10,000        3.50
     Trust              Sale       June 29, 2004        4,000        3.47
     Trust              Sale       June 29, 2004       15,000        3.47
     Trust              Sale       June 29, 2004        7,000        3.47
     Trust              Sale       June 29, 2004       24,000        3.47
     Trust              Sale       June 29, 2004       30,000        3.48
     Trust              Sale       June 29, 2004        5,000        3.48
     Trust              Sale       June 29, 2004        4,000        3.48
     Trust              Sale       June 29, 2004       11,000        3.48
     Trust              Sale       June 29, 2004       10,000        3.48
     Trust              Sale       June 29, 2004        1,000        3.48
     Trust              Sale       June 29, 2004       71,000        3.48
     Trust              Sale       June 29, 2004       10,000        3.48
     Trust              Sale       June 29, 2004        8,000        3.48
     Trust              Sale       June 29, 2004        2,000        3.50
     Trust              Sale       June 29, 2004        4,800        3.48
     Trust              Sale       June 29, 2004        2,000        3.48
     Trust              Sale       June 29, 2004       93,200        3.48
     Trust              Sale       June 29, 2004      100,000        3.48
     Trust              Sale       June 29, 2004       15,500        3.46
     Trust              Sale       June 29, 2004       50,000        3.46
     Trust              Sale       June 29, 2004       10,000        3.46
     Trust              Sale       June 29, 2004       20,000        3.46
     Trust              Sale       June 29, 2004        4,500        3.46
     Trust              Sale       June 29, 2004       72,600        3.46
     Trust              Sale       June 29, 2004       26,000        3.47
     Trust              Sale       June 29, 2004       25,000        3.47
     Trust              Sale       June 29, 2004       25,000        3.47
     Trust              Sale       June 29, 2004       24,000        3.47
     Trust              Sale       June 30, 2004      464,300        3.50
     Trust              Sale       June 30, 2004       55,000        3.50
     Trust              Sale       June 30, 2004       55,000        3.50
     Trust              Sale       June 30, 2004        2,000        3.50
     Trust              Sale       June 30, 2004       23,700        3.50
     Trust              Sale       June 30, 2004       38,300        3.50
     Trust              Sale       June 30, 2004       11,700        3.50
     Trust              Sale       June 30, 2004       23,200        3.50
     Trust              Sale       June 30, 2004       14,500        3.47
     Trust              Sale       June 30, 2004       50,000        3.47
     Trust              Sale       June 30, 2004       25,000        3.47
     Trust              Sale       June 30, 2004       10,500        3.47
     Trust              Sale       June 30, 2004       26,800        3.50
     Trust              Sale       June 30, 2004        8,700        3.49
     Trust              Sale       June 30, 2004       25,000        3.49
     Trust              Sale       June 30, 2004       10,000        3.49
     Trust              Sale       June 30, 2004      100,000        3.48
     Trust              Sale       June 30, 2004       28,400        3.49
     Trust              Sale       June 30, 2004       27,900        3.49
     Trust              Sale       June 30, 2004       17,100        3.49
     Trust              Sale       June 30, 2004       82,900        3.49
     Trust              Sale       June 30, 2004       17,100        3.49
     Trust              Sale       June 30, 2004       82,900        3.49
     Trust              Sale       June 30, 2004       71,800        3.50
     Trust              Sale       June 30, 2004       25,000        3.50
     Trust              Sale       June 30, 2004        3,200        3.50
     Trust              Sale       June 30, 2004      100,000        3.51
     Trust              Sale       June 30, 2004       10,000        3.51
     Trust              Sale       June 30, 2004        3,000        3.51
     Trust              Sale       June 30, 2004        5,000        3.51
     Trust              Sale       June 30, 2004       65,000        3.51
     Trust              Sale       June 30, 2004       17,000        3.51
     Trust              Sale       June 30, 2004       28,000        3.51
     Trust              Sale       June 30, 2004        5,000        3.51
     Trust              Sale       June 30, 2004       49,200        3.51
     Trust              Sale       June 30, 2004       15,000        3.51
     Trust              Sale       June 30, 2004        2,800        3.51
     Trust              Sale       June 30, 2004       61,400        3.51
     Trust              Sale       June 30, 2004       38,600        3.51
     Trust              Sale       June 30, 2004        4,900        3.50
     Trust              Sale       June 30, 2004       15,000        3.50
     Trust              Sale       June 30, 2004       80,100        3.50
     Trust              Sale       June 30, 2004       19,900        3.50
     Trust              Sale       June 30, 2004       50,000        3.50
     Trust              Sale       June 30, 2004       20,000        3.50
     Trust              Sale       June 30, 2004       10,100        3.50
     Trust              Sale       June 30, 2004      100,000        3.50
     Trust              Sale       June 30, 2004       85,400        3.51
     Trust              Sale       June 30, 2004       14,600        3.51
     Trust              Sale       June 30, 2004       25,700        3.52
     Trust              Sale       June 30, 2004       15,300        3.52
     Trust              Sale       June 30, 2004       80,000        3.52
     Trust              Sale       June 30, 2004        5,000        3.52
     Trust              Sale       June 30, 2004       38,000        3.52
     Trust              Sale       June 30, 2004       25,000        3.52
     Trust              Sale       June 30, 2004       11,000        3.52
     Trust              Sale       June 30, 2004        7,800        3.52
     Trust              Sale       June 30, 2004       30,000        3.52
     Trust              Sale       June 30, 2004        5,000        3.52
     Trust              Sale       June 30, 2004       57,200        3.52
     Trust              Sale       June 30, 2004      100,000        3.50
     Trust              Sale       June 30, 2004       67,800        3.52
     Trust              Sale       June 30, 2004       28,000        3.52
     Trust              Sale       June 30, 2004        4,200        3.52
     Trust              Sale       June 30, 2004       14,800        3.52
     Trust              Sale       June 30, 2004       12,000        3.52
     Trust              Sale       June 30, 2004        3,500        3.52
     Trust              Sale       June 30, 2004       30,000        3.52
     Trust              Sale       June 30, 2004       39,700        3.52
     Trust              Sale       June 30, 2004       68,800        3.53
     Trust              Sale       June 30, 2004       31,200        3.53
     Trust              Sale       June 30, 2004       31,400        3.53
     Trust              Sale       June 30, 2004      118,800        3.53
     Trust              Sale       June 30, 2004       49,800        3.53
     Trust              Sale        July 1, 2004       14,000        3.53
     Trust              Sale        July 1, 2004       36,000        3.53
     Trust              Sale        July 1, 2004        2,900        3.52
     Trust              Sale        July 1, 2004      100,000        3.52
     Trust              Sale        July 1, 2004       13,900        3.52
     Trust              Sale        July 1, 2004       29,500        3.52
     Trust              Sale        July 1, 2004        3,700        3.52
     Trust              Sale        July 1, 2004       20,900        3.52
     Trust              Sale        July 1, 2004       22,400        3.52
     Trust              Sale        July 1, 2004       56,700        3.52
     Trust              Sale        July 1, 2004      100,000        3.52
     Trust              Sale        July 1, 2004       72,900        3.52
     Trust              Sale        July 1, 2004       25,000        3.52
     Trust              Sale        July 1, 2004          500        3.52
     Trust              Sale        July 1, 2004        1,500        3.52
     Trust              Sale        July 1, 2004          100        3.52
     Trust              Sale        July 1, 2004       23,900        3.52
     Trust              Sale        July 1, 2004       76,100        3.52
     Trust              Sale        July 1, 2004       53,000        3.51
     Trust              Sale        July 1, 2004       47,000        3.51
     Trust              Sale        July 1, 2004       58,000        3.51
     Trust              Sale        July 1, 2004       29,500        3.50
     Trust              Sale        July 1, 2004       48,700        3.50
     Trust              Sale        July 1, 2004          100        3.50
     Trust              Sale        July 1, 2004      100,000        3.50
     Trust              Sale        July 1, 2004      150,000        3.50
     Trust              Sale        July 1, 2004        3,800        3.50
     Trust              Sale        July 1, 2004        9,900        3.50
     Trust              Sale        July 1, 2004      100,000        3.51
     Trust              Sale        July 1, 2004      150,000        3.51
     Trust              Sale        July 1, 2004      150,000        3.51
     Trust              Sale        July 1, 2004        5,000        3.51
     Trust              Sale        July 1, 2004      810,400        3.51
     Trust              Sale        July 1, 2004        5,000        3.52
     Trust              Sale        July 1, 2004        6,400        3.52
     Trust              Sale        July 1, 2004       19,500        3.52
     Trust              Sale        July 1, 2004       10,000        3.52
     Trust              Sale        July 1, 2004        4,000        3.49
     Trust              Sale        July 1, 2004       21,000        3.49
     Trust              Sale        July 1, 2004        5,000        3.49
     Trust              Sale        July 1, 2004      100,000        3.49
     Trust              Sale        July 1, 2004       42,900        3.49
     Trust              Sale        July 1, 2004        9,000        3.49
     Trust              Sale        July 1, 2004       18,100        3.49
     Trust              Sale        July 1, 2004        6,900        3.49
     Trust              Sale        July 1, 2004       10,000        3.49
     Trust              Sale        July 1, 2004       21,000        3.49
     Trust              Sale        July 1, 2004      127,400        3.48
     Trust              Sale        July 1, 2004       25,000        3.48
     Trust              Sale        July 1, 2004        6,000        3.48
     Trust              Sale        July 1, 2004        5,000        3.47
     Trust              Sale        July 1, 2004      200,000        3.47
     Trust              Sale        July 1, 2004       10,000        3.47
     Trust              Sale        July 1, 2004       26,600        3.47
     Trust              Sale        July 1, 2004        5,000        3.49
     Trust              Sale        July 1, 2004          800        3.49
     Trust              Sale        July 1, 2004       58,200        3.51
     Trust              Sale        July 1, 2004        1,200        3.51
     Trust              Sale        July 1, 2004        7,000        3.51
     Trust              Sale        July 1, 2004        3,500        3.51
     Trust              Sale        July 1, 2004       30,100        3.49
     Trust              Sale        July 1, 2004        9,900        3.50
     Trust              Sale        July 1, 2004       40,100        3.50
     Trust              Sale        July 1, 2004        9,900        3.50
     Trust              Sale        July 1, 2004      200,000        3.48
     Trust              Sale        July 1, 2004       28,500        3.48
     Trust              Sale        July 1, 2004       11,600        3.48
     Trust              Sale        July 1, 2004       85,400        3.48
     Trust              Sale        July 1, 2004       14,600        3.48
     Trust              Sale        July 2, 2004      120,000        3.48
     Trust              Sale        July 2, 2004        5,000        3.48
     Trust              Sale        July 2, 2004        5,000        3.48
     Trust              Sale        July 2, 2004        8,000        3.48
     Trust              Sale        July 2, 2004      100,000        3.48
     Trust              Sale        July 2, 2004       10,000        3.48
     Trust              Sale        July 2, 2004        5,000        3.49
     Trust              Sale        July 2, 2004       25,000        3.49
     Trust              Sale        July 2, 2004       18,500        3.49
     Trust              Sale        July 2, 2004        5,000        3.49
     Trust              Sale        July 2, 2004       25,000        3.49
     Trust              Sale        July 2, 2004        1,500        3.49
     Trust              Sale        July 2, 2004       29,500        3.49
     Trust              Sale        July 2, 2004       20,500        3.49
     Trust              Sale        July 2, 2004       50,000        3.50
     Trust              Sale        July 2, 2004       24,800        3.50
     Trust              Sale        July 2, 2004        3,500        3.50
     Trust              Sale        July 2, 2004       21,700        3.50
     Trust              Sale        July 2, 2004       22,000        3.50
     Trust              Sale        July 2, 2004      100,000        3.51
     Trust              Sale        July 2, 2004       29,000        3.51
     Trust              Sale        July 2, 2004       21,000        3.51
     Trust              Sale        July 2, 2004       50,000        3.52
     Trust              Sale        July 2, 2004      105,000        3.52
     Trust              Sale        July 2, 2004       50,000        3.50
     Trust              Sale        July 2, 2004      107,200        3.50
     Trust              Sale        July 2, 2004       92,000        3.50
     Trust              Sale        July 2, 2004          800        3.50
     Trust              Sale        July 2, 2004       10,000        3.49
     Trust              Sale        July 2, 2004       25,000        3.49
     Trust              Sale        July 2, 2004        3,000        3.49
     Trust              Sale        July 2, 2004        7,000        3.49
     Trust              Sale        July 2, 2004      193,000        3.49
     Trust              Sale        July 2, 2004        7,000        3.49
     Trust              Sale        July 2, 2004       51,000        3.49
     Trust              Sale        July 2, 2004       49,000        3.49
     Trust              Sale        July 2, 2004       17,000        3.50
     Trust              Sale        July 2, 2004      129,900        3.49
     Trust              Sale        July 2, 2004       53,100        3.49
     Trust              Sale        July 2, 2004       12,000        3.50
     Trust              Sale        July 2, 2004       30,000        3.50
     Trust              Sale        July 2, 2004        1,500        3.50
     Trust              Sale        July 2, 2004      196,500        3.49
     Trust              Sale        July 2, 2004          200        3.49
     Trust              Sale        July 2, 2004       59,800        3.49
     Trust              Sale        July 2, 2004      100,000        3.50
     Trust              Sale        July 5, 2004       10,000        3.48
     Trust              Sale        July 5, 2004       50,000        3.49
     Trust              Sale        July 5, 2004       30,000        3.49
     Trust              Sale        July 5, 2004       20,000        3.49
     Trust              Sale        July 5, 2004       80,000        3.49
     Trust              Sale        July 5, 2004       20,000        3.49
     Trust              Sale        July 5, 2004        1,000        3.49
     Trust              Sale        July 5, 2004       30,000        3.49
     Trust              Sale        July 5, 2004        8,000        3.49
     Trust              Sale        July 5, 2004       25,000        3.49
     Trust              Sale        July 5, 2004       15,000        3.49
     Trust              Sale        July 5, 2004       20,000        3.49
     Trust              Sale        July 5, 2004        1,000        3.49
     Trust              Sale        July 5, 2004       27,300        3.49
     Trust              Sale        July 5, 2004       25,000        3.49
     Trust              Sale        July 5, 2004       40,000        3.49
     Trust              Sale        July 5, 2004          700        3.49
     Trust              Sale        July 5, 2004        5,000        3.49
     Trust              Sale        July 5, 2004          700        3.49
     Trust              Sale        July 5, 2004        1,300        3.49
     Trust              Sale        July 5, 2004       58,200        3.48
     Trust              Sale        July 5, 2004       30,000        3.48
     Trust              Sale        July 5, 2004       10,000        3.48
     Trust              Sale        July 5, 2004       50,000        3.48
     Trust              Sale        July 5, 2004       10,000        3.48
     Trust              Sale        July 6, 2004      100,000        3.46
     Trust              Sale        July 6, 2004       28,000        3.46
     Trust              Sale        July 6, 2004       12,500        3.46
     Trust              Sale        July 6, 2004       20,000        3.46
     Trust              Sale        July 6, 2004       39,500        3.46
     Trust              Sale        July 6, 2004       23,800        3.45
     Trust              Sale        July 6, 2004       50,000        3.45
     Trust              Sale        July 6, 2004       26,200        3.45
     Trust              Sale        July 6, 2004       33,800        3.45
     Trust              Sale        July 6, 2004      300,000        3.45
     Trust              Sale        July 6, 2004       16,200        3.45
     Trust              Sale        July 6, 2004       41,700        3.45
     Trust              Sale        July 6, 2004       20,000        3.45
     Trust              Sale        July 6, 2004       70,000        3.45
     Trust              Sale        July 6, 2004       18,300        3.45
     Trust              Sale        July 6, 2004       91,300        3.45
     Trust              Sale        July 6, 2004        8,700        3.45
     Trust              Sale        July 6, 2004       16,300        3.45
     Trust              Sale        July 6, 2004       83,700        3.45
     Trust              Sale        July 6, 2004       49,600        3.46
     Trust              Sale        July 6, 2004          400        3.46
     Trust              Sale        July 6, 2004        9,600        3.46
     Trust              Sale        July 6, 2004       40,400        3.46
     Trust              Sale        July 6, 2004       50,000        3.47
     Trust              Sale        July 6, 2004       20,000        3.48
     Trust              Sale        July 6, 2004       80,000        3.48
     Trust              Sale        July 6, 2004       50,000        3.48
     Trust              Sale        July 6, 2004       90,200        3.47
     Trust              Sale        July 6, 2004        2,000        3.47
     Trust              Sale        July 6, 2004        7,000        3.47
     Trust              Sale        July 6, 2004          800        3.47
     Trust              Sale        July 6, 2004       19,300        3.47
     Trust              Sale        July 6, 2004       27,000        3.47
     Trust              Sale        July 6, 2004        3,700        3.47
     Trust              Sale        July 6, 2004       50,000        3.47
     Trust              Sale        July 6, 2004       41,200        3.47
     Trust              Sale        July 7, 2004      216,900        3.45
     Trust              Sale        July 7, 2004       83,100        3.45
     Trust              Sale        July 7, 2004        9,500        3.47
     Trust              Sale        July 7, 2004       50,000        3.47
     Trust              Sale        July 7, 2004       40,500        3.47
     Trust              Sale        July 7, 2004          100        3.47
     Trust              Sale        July 7, 2004       99,900        3.47
     Trust              Sale        July 7, 2004       50,000        3.48
     Trust              Sale        July 7, 2004       44,000        3.48
     Trust              Sale        July 7, 2004        3,000        3.48
     Trust              Sale        July 7, 2004        3,000        3.48
     Trust              Sale        July 7, 2004       50,000        3.49
     Trust              Sale        July 7, 2004      100,000        3.49
     Trust              Sale        July 7, 2004       30,000        3.49
     Trust              Sale        July 7, 2004       20,000        3.49
     Trust              Sale        July 7, 2004      100,000        3.47
     Trust              Sale        July 7, 2004        8,300        3.47
     Trust              Sale        July 7, 2004       15,000        3.47
     Trust              Sale        July 7, 2004       35,000        3.46
     Trust              Sale        July 7, 2004       41,700        3.46